Exhibit 99.1

Instructure Announces Pricing of Initial Public Offering

SALT LAKE CITY, UT, July 21, 2021 — Instructure Holdings, Inc. (Instructure) today announced the pricing of its initial public offering of 12,500,000 shares of its common stock at a price to the public of $20.00. In addition, Instructure has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of Instructure’s common stock at the initial public offering price, less underwriting discounts and commissions. The shares are expected to begin trading on the New York Stock Exchange (NYSE) under the ticker symbol “INST” on July 22, 2021, and the offering is expected to close on July 26, 2021, subject to customary closing conditions.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Jefferies LLC and Macquarie Capital (USA) Inc. are acting as bookrunning managers for the offering. Robert W. Baird & Co. Incorporated, BTIG LLC, Raymond James & Associates, Inc., Truist Securities, Inc., William Blair & Company, L.L.C., Academy Securities, Inc., C. L. King & Associates, Inc., Drexel Hamilton, LLC and Samuel A. Ramirez & Company, Inc. are acting as co-managers for the offering.

The offering of these securities will be made only by means of a prospectus. When available, copies of the final prospectus relating to this offering may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10282, Attn: Prospectus Department.

A registration statement relating to these securities has been filed with, and declared effective on July 21, 2021, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Instructure

Instructure is an education technology company dedicated to helping everyone learn together. We amplify the power of teaching and elevate the learning process, leading to improved student outcomes. Today, Instructure supports more than 30 million educators and learners at more than 6,000 organizations around the world.

For More Information:

Media Relations: Cory Edwards

Vice President, Corporate Communications

Instructure

(801) 869-5258

cory@instructure.com

Investor Relations:

April Scee

Managing Director

ICR, Inc.

(917) 497-8992

april.scee@icrinc.com